Exhibit 99.1

August 2, 2023

Dear Shareholders,

After thorough deliberations and in-depth analyses, we are disappointed to inform you that we have concluded that the best course of action to honor the trust and confidence you have placed in us is to proceed with the liquidation of AfterNext HealthTech Acquisition Corp. (“AFTR”) and to return capital to you.

We formed AFTR to address the immense opportunity located at the fertile intersection of healthcare and technology and assembled our leadership team, partners, and board with deliberate forethought of well-known industry leaders. Many of the potential merger partners we engaged with recognized the differentiated value proposition of the unique architecture of AFTR: a collaboration of proven public company leaders, leading HealthTech investors and a world-class board of directors.

Our initial investment thesis remains intact: technology to accelerate innovation, to deliver higher quality care at a lower cost, and to discover and personalize medicine to improve outcomes is more critical than ever. Artificial intelligence, predictive analytics, interoperability, and data fluidity, among other technologies, can improve quality of care and outcomes, reduce costs and increase patient satisfaction.

Immediately following AFTR’s IPO in August 2021, we reached out to companies that we hold in high regard. Over the last two years, we engaged in significant conversations with many potential merger targets, however, we were unable to close on a transaction that met our high standards within our framework.

During the past 18 months, we encountered tremendous headwinds in our search for high-quality merger targets including the biggest slowdown in the IPO market in three decades, significant regulatory uncertainty associated with proposed SEC rules, a swift market sentiment shift from “growth at all costs” to more fundamental views of “profitability & very near-term and visible path to positive cashflow”, significant increases in interest rates putting pressure on target companies’ free cashflow, and a highly challenged SPAC market with transactions over the last two years experiencing higher redemptions and an abrupt change to the availability of PIPE financing.

The above headwinds and bearish market sentiment resulted in diminished interest in IPOs and increased scrutiny of SPACs among private companies. In this context, entrepreneurs and investors opted to focus on internal improvements, extending their financing runway, and postponing their IPO plans. Moreover, the opportunities we found were with companies either (a) too small to deliver the liquidity profile we deem appropriate for public markets, or (b) too early in their development cycles to be attractive to public market investors.

Therefore, it has become clear to us that the current condition of capital markets, and the timeframe offered by the SPAC product, have not aligned to deliver the outcomes we anticipated.

As we have said to many of you, our reputation is important, and guarding your reputation and being responsible stewards of your capital is paramount. As such, we avoided the temptation, pursued by many other SPACs, to pursue a siren’s call of assets and transactions that we would later regret. So while we are disappointed in our inability to complete a transaction, we believe liquidating AFTR and returning capital to shareholders is the appropriate action to honor the commitment we made to be good custodians of your funds when you invested in our SPAC.

We deeply appreciate your support and trust throughout this journey, and we want to assure you that your interests remain our utmost priority. We trust that you will understand this course of action, and we are truly grateful for that. We also remain committed to pursuing new opportunities that align with our shared vision for the future. If you have any questions or concerns, please do not hesitate to reach out.

Thank you for your continued support.

Sincerely,

The AfterNext HealthTech Acquisition Corp. Team